Exhibit 99.1

P&F Industries Declares Both a One-Time Special Dividend and the Initiation of a Quarterly Dividend Plan

MELVILLE, N.Y., March 8, 2016 - P&F Industries, Inc. (NASDAQ: PFIN) today announced that its Board of Directors declared a special, one-time cash dividend of $0.50 per share payable on April 4, 2016, to stockholders of record at the close of business on March 21, 2016. The total amount of this special dividend payment will be approximately $1.8 million based on the current number of shares outstanding. Further, the Company’s Board of Directors also announced that it approved the initiation of a dividend policy under which the Company intends to declare a cash dividend to the Company’s stockholders in the amount of $0.20 per share per annum, payable in equal quarterly installments. In conjunction therewith, the Company’s Board of Directors declared an initial quarterly cash dividend of $0.05 per share to stockholders of record at the close of business on March 31, 2016. This dividend is payable on April 14, 2016.

Mr. Horowitz, the Company’s Chairman, Chief Executive Officer and President stated, "Primarily as the result of our successful sale of Nationwide Industries last month, our Board of Directors believes the special one-time dividend is appropriate at this time and is a way to reward stockholders for their support.” He added, “We currently have minimal debt on our balance sheet and do not believe the one-time dividend will affect our current strategy, which is to grow P&F’s position in the air tools and related accessories market. Additionally, we believe the initiation of a quarterly dividend illustrates our belief in the Company’s growth strategy, and should not materially impact our future projected future cash flows, or ability to fund anticipated capital requirements, including any potential acquisitions. Lastly, the initiation of a quarterly dividend we believe signifies our commitment to enhance stockholders value.

Future dividend declarations and the establishment of record and payment dates for future dividend payments, if any, are subject to the Board of Directors’ continuing determination that the dividend policy is in the best interests of the Company’s stockholders and in compliance with applicable law. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About P&F Industries, Inc.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the retail, industrial and automotive markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, automotive, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results in future periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Joseph A. Molino, Jr.

Chief Financial and Chief Operating Officer

631-694-9800

www.pfina.com